DUPLICATE

BRITISH COLUMBIA

NUMBER. 641366

CERTIFICATE OF AMALGAMATION

COMPANY ACT

I Hereby Certify that Almaden Resources Corporation, incorporation number 216879, and Fairfield Minerals Ltd., incorporation number 284055, are amalgamated as one company under the name ALMADEN MINERALS LTD.

Issued under my hand at Victoria, British Columbia, on February 01, 2002

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA